Exhibit 23.1

The accompanying consolidated financial statements give effect to a 103 for 1 stock split of the common stock of Gogo Inc. and subsidiaries which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 103 for 1 stock split of the common stock of Gogo Inc. and subsidiaries described in Note 1 to the consolidated financial statements, assuming that from April 16, 2013 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 7, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 10 to Registration Statement No. 333-178727 on Form S-1 of our report dated April 16, 2013 (May 24, 2013 as to Note 10) relating to the financial statements of Gogo Inc. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.